Exhibit 99.1

  Star Gas Partners, L.P. Reports Fiscal 2007 Second Quarter Results

    STAMFORD, Conn.--(BUSINESS WIRE)--May 10, 2007--Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE: SGU), a home energy distributor and services provider specializing in heating oil, today announced financial results for its fiscal 2007 second quarter and the six-month period ended March 31, 2007.

    Three months ended March 31, 2007, compared to three months ended March 31, 2006

    The Partnership reported a 7.0 percent increase in total revenue to $576.9 million due to an increase in home heating oil volume of 6.9 percent. The home heating oil volume increase was due to 14.1 percent colder temperatures, reduced by net customer attrition. For the twelve months ended March 31, 2007, Star's net customer attrition rate was
5.0 percent, which compares favorably to 6.6 percent and 7.1 percent for fiscal 2006 and fiscal 2005, respectively. For the fiscal 2007 second quarter, Star lost approximately 5,300 accounts (net), or 1.3 percent of its home heating oil customer base, as compared to the fiscal 2006 second quarter in which Star lost 10,500 accounts (net), or 2.4 percent of its home heating oil customer base.

    Home heating oil per gallon margins rose by 6.8 cents per gallon due largely to an increase in the margins realized on sales to variable priced customers. The Partnership is not expecting that the
6.8 cent per gallon increase in per gallon margins will continue for the remainder of fiscal 2007. The net service and installation results improved by $2.0 million to a $2.3 million loss as the Partnership continues to control its service department costs and increase service billings.

    Total operating expenses (delivery, branch, general and administrative) increased by $11.0 million, or 17.2 percent, to $74.9 million. This change was due to an increase in operating costs of $3.7 million, or 5.5 percent, primarily due to the 6.9 percent increase in home heating oil volume and a comparative quarterly increase of $7.3 million relating to Star's weather insurance contract. Due to the warm temperatures experienced in November and December 2006, the Partnership recorded $7.2 million under its weather insurance contract at December 31, 2006 in accordance with the Emerging Issues Task Force Bulletin 99-2, "Accounting for Weather Derivatives." Temperatures in January and February 2007 were colder than the base temperature under the contract and the Partnership lowered the expected proceeds under the contract, which increased operating expenses by $2.9 million. During the fiscal 2006 second quarter, temperatures were warm and the Partnership received $4.4 million of weather insurance proceeds, which reduced operating costs. As a result, the comparative period change in operating expenses relating to weather insurance was $7.3 million.

    The change in fair value of derivative instruments during the fiscal 2007 second quarter resulted in the recording of an $18.5 million net credit due to the expiration of certain hedged positions ($13.8 million) and an increase in the market value of unexpired hedges ($4.7 million). In the fiscal 2006 second quarter, the change in fair value of derivative instruments also resulted in an $11.2 million net credit due to the expiration of certain hedged positions ($6.2 million) and an increase in the market value of unexpired hedges ($5.0 million).

    Operating income increased $20.6 million to $82.9 million, as an increase in product gross profit of $21.7 million, a reduction in net service and installation expense of $2.0 million, a favorable change in the impact of derivative instruments of $7.2 million and lower depreciation and amortization of $0.6 million were reduced by a volume-driven $3.7 million increase in operating costs and the comparable period change in weather insurance of $7.3 million.

    Interest expense decreased $2.8 million to $5.1 million. Total debt outstanding declined by $124.3 million due to the Partnership's recapitalization ($92.5 million) that was completed on April 28, 2006, and lower working capital borrowings ($31.5 million). Interest income increased by $0.7 million to $1.6 million due to higher invested cash balances.

    Income tax expense increased by $3.4 million to $3.8 million and represents certain state income tax, alternative minimum federal tax and capital taxes. The $3.4 million increase is due to the increase in 2007's estimated taxable income by jurisdiction, versus 2006.

    Net income increased $20.8 million to $74.9 million, as a $20.6 million increase in operating income and lower net interest expense of $3.6 million were reduced by an increase in income tax expense of $3.4 million.

    EBITDA increased $20.0 million to $90.2 million, as the impact of the additional volume sold and higher margins resulted in an increase in EBITDA of $20.1 million and a $7.2 million increase relating to the change in fair value of derivative instruments was reduced by $7.3 million due to the difference arising in weather insurance. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. The Partnership is not required to make the Minimum Quarterly Distribution until February 2009, for the quarter ending December 31, 2008.

    Star Gas Partners Chief Executive Officer Joseph P. Cavanaugh, stated, "We continue to reap the benefits of Star's 2006 recapitalization as well as incremental improvement in our ongoing battle against customer attrition and focus on customer retention during the quarter. We are pleased with the recent success of our acquisition program as we have completed three acquisitions since January 1, 2007 and are continuing to evaluate several additional candidates. At March 31, 2007, we had over $179.7 million of working capital and are considering various alternatives for the use of our excess liquidity, primarily the purchase of additional home heating oil distributors."

    Mr. Cavanaugh, who is retiring as Chief Executive Officer of the Partnership at the end of May, added, "It has been a privilege to work with the enthusiastic and loyal employees here at Star Gas. The transition to our incoming CEO, Dan Donovan, will be a seamless one, and I am confident that Dan will provide great leadership as his skills and experience are perfect for leading Star forward."

    Six months ended March 31, 2007, compared to six month ended March
31, 2006

    The Partnership experienced a 4.9 percent decrease in revenues to $907.2 million, as a decline in volume was partially reduced by an increase in selling prices.

    Home heating oil volume declined 19.4 million gallons, or 6.2 percent, to 294.3 million gallons. The home heating oil volume decline was primarily due to net customer attrition of 5.0 percent for the twelve months ended March 31, 2007, as temperatures were less than 1.0 percent colder. Star lost 9,400 accounts (net), or 2.3 percent of its home heating oil customer base, as compared to the six months ended March 31, 2006 in which the Partnership lost 17,700 accounts (net), or
4.0 percent of its home heating oil customer base. This reduction in net losses of 8,300 accounts was due to a reduction in gross customer losses of 9,200 accounts, offset by lower gross customer gains of 900 accounts.

    Home heating oil per gallon margins increased by 4.5 cents due largely to the increase in margins realized on sales to variable priced customers. The net service and installation results improved by $3.6 million.

    Total operating expenses (delivery, branch, general and administrative) decreased by $3.6 million, or 2.8 percent, to $126.1 million largely due to a reduction in legal and professional expenses.

    The change in fair value of derivative instruments resulted in the recording of a $12.1 million net credit due to the expiration of certain hedged positions ($11.3 million) and an increase in market value for unexpired hedges ($0.8 million). The change in fair value of derivative transactions resulted in a $29.3 million net charge during the first half of fiscal 2006 due to the expiration of certain hedged positions ($27.9 million) and a decrease in market value for unexpired hedges ($1.4 million).

    Operating income increased $49.7 million to $91.5 million. The majority of this increase relates to the changes in the fair value of derivative instruments of $41.5 million. The balance of the change, or $8.2 million, was due to lower operating costs including net service and installation totaling $7.2 million, and lower depreciation and amortization expense of $1.7 million, partially offset by a decrease in product gross profit of $0.7 million.

    Interest expense decreased by $5.3 million due to the decline in average debt outstanding. Total debt outstanding declined by $112.4 million due to the recapitalization ($92.5 million) and lower working capital borrowings ($19.4 million). Interest income increased by $1.7 million to $3.4 million, due to higher invested cash balances.

    Income tax expense increased by $3.2 million to $3.9 million.
Income tax expense increased due to the increase in 2007's estimated taxable income by jurisdiction versus 2006.

    Net income increased by $53.9 million to $79.6 million, due to a $49.7 million increase in operating income and lower net interest expense of $6.9 million, reduced by higher income tax expense of $3.2 million.

    EBITDA increased $48.0 million to $106.2 million, of which $41.5 million relates to the change in fair value of derivative instruments and $6.5 million is largely due to lower operating costs. EBITDA is a non-GAAP financial measure (see below reconciliation) that should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations).

    REMINDER: Star Gas management will host a conference call and webcast today at 11:00 a.m. (ET). Conference call dial-in is 800/263-9163 or 212/676-5380 (international callers). A webcast is also available at www.star-gas.com and at www.vcall.com.

    Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership's SEC filings and by visiting Star's website at www.star-gas.com.

    Forward Looking Information

    This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; anticipated proceeds from weather insurance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to effect strategic acquisitions or redeploy underperforming assets; the impact of litigation; the ongoing impact of the business process redesign project at the heating oil segment and our ability to address issues related to that project; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future environmental, health and safety regulations; customer creditworthiness; and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Partnership's Annual Report on Form 10-K for the year ended September 30, 2006 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.



               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS

                                               March 31,   September
                                                               30,
(in thousands)                                   2007         2006
--------------------------------------------- -----------  -----------
                                              (unaudited)
ASSETS
Current assets
   Cash and cash equivalents                  $   59,715   $   91,121
   Receivables, net of allowance of $9,811
    and $6,532, respectively                     200,142       87,393
   Inventories                                    48,814       75,859
   Fair asset value of derivative instruments      4,030        3,766
   Weather insurance contract                      4,305            -
   Prepaid expenses and other current assets      32,749       37,741
                                              -----------  -----------
        Total current assets                     349,755      295,880
                                              -----------  -----------

Property and equipment, net                       40,881       42,377
Long-term portion of accounts receivables          2,600        3,513
Goodwill                                         166,926      166,522
Intangibles, net                                  51,499       61,007
Deferred charges and other assets, net             9,694       10,899
Long-term assets held for sale                       648        1,010
                                              -----------  -----------
   Total assets                               $  622,003   $  581,208
                                              ===========  ===========

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
   Accounts payable                           $   21,725   $   21,544
   Fair liability value of derivative
    instruments                                    3,523       13,790
   Current maturities of long-term debt               49           96
   Accrued expenses and other current
    liabilities                                   74,083       62,651
   Unearned service contract revenue              39,079       36,634
   Customer credit balances                       31,588       73,863
                                              -----------  -----------
        Total current liabilities                170,047      208,578
                                              -----------  -----------

Long-term debt                                   173,954      174,056
Other long-term liabilities                       25,082       25,249

Partners' capital (deficit)
   Common unitholders                            274,073      194,818
   General partner                                    47         (293)
   Accumulated other comprehensive loss          (21,200)     (21,200)
                                              -----------  -----------
        Total partners' capital                  252,920      173,325
                                              -----------  -----------
   Total liabilities and partners' capital    $  622,003   $  581,208
                                              ===========  ===========




               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                             Three Months Ended    Six Months Ended
                                  March 31,            March 31,
                             -------------------- --------------------
(in thousands, except per
 unit data - unaudited)        2007       2006      2007       2006
---------------------------- --------- ---------- --------- ----------
                                       (restated)           (restated)
Sales:
  Product                    $534,856   $495,797  $815,258   $854,666
  Installations and service    42,068     43,324    91,910     98,836
                             --------- ---------- --------- ----------
      Total sales             576,924    539,121   907,168    953,502
Cost and expenses:
  Cost of product             385,922    368,588   592,158    630,868
  Cost of installations and
   service                     44,384     47,661    94,858    105,356
  Change in the fair value
   of derivative instruments  (18,462)   (11,230)  (12,147)    29,333
  Delivery and branch
   expenses                    68,988     57,917   115,820    116,915
  Depreciation and
   amortization expenses        7,316      7,924    14,688     16,409
  General and administrative
   expenses                     5,924      6,001    10,274     12,795
                             --------- ---------- --------- ----------
      Operating income         82,852     62,260    91,517     41,826
Interest expense               (5,136)    (7,958)  (10,244)   (15,498)
Interest income                 1,579        849     3,373      1,707
Amortization of debt
 issuance costs                  (571)      (642)   (1,141)    (1,273)
                             --------- ---------- --------- ----------
  Income before income taxes
   and cumulative effect of
   change in accounting
   principles                  78,724     54,509    83,505     26,762
Income tax expense              3,845        440     3,910        690
                             --------- ---------- --------- ----------
  Income before cumulative
   effect of change in
   accounting principles       74,879     54,069    79,595     26,072
Cumulative effect of change
 in accounting principles
  - change in inventory
   pricing method                   -          -         -       (344)
                             --------- ---------- --------- ----------
  Net income                 $ 74,879   $ 54,069  $ 79,595   $ 25,728
                             ========= ========== ========= ==========
     General Partner's
      interest in net income      320        488       340        229
                             --------- ---------- --------- ----------
Limited Partners' interest
 in net income               $ 74,559   $ 53,581  $ 79,255   $ 25,499
                             ========= ========== ========= ==========

Basic and diluted income per
 Limited Partner Unit:
  Net income before
   cumulative effect of
   change in accounting
   principles                $   0.98   $   1.49  $   1.05   $   0.72
                             --------- ---------- --------- ----------
  Net income                 $   0.98   $   1.49  $   1.05   $   0.71
                             ========= ========== ========= ==========

Weighted average number of
 Limited Partner units
 outstanding:
  Basic                        75,774     35,903    75,774     35,903
                             ========= ========== ========= ==========
  Diluted                      75,774     35,903    75,774     35,903
                             ========= ========== ========= ==========


    SUPPLEMENTAL INFORMATION

    Earnings (loss) before interest, taxes, depreciation and amortization from continuing operations (EBITDA)

    The Partnership uses EBITDA as a measure of liquidity and it is being included because the Partnership believes that it provides investors and industry analysts with additional information to evaluate the Partnership's ability to pay quarterly distributions. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income/(loss) or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA as determined by the Partnership excludes some, but not all of the items that affect net income/(loss), it may not be comparable to EBITDA or similarly titled measures used by other companies. The following tables set forth (i) the calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to cash provided by operating activities.



               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       RECONCILIATION OF EBITDA

                                                  Three Months Ended
                                                       March 31,
                                                 ---------------------
                                                               2006
(in thousands)                                     2007     (restated)
                                                 ---------- ----------
Income (loss) from continuing operations           $74,879    $54,069
Plus:
    Income tax expense                               3,845        440
    Amortization of debt issuance costs                571        642
    Interest expense, net                            3,557      7,109
    Depreciation and amortization expense            7,316      7,924
                                                 ---------- ----------
        EBITDA(a)                                  $90,168    $70,184

Add/(subtract)
    Income tax expense                              (3,845)      (440)
    Interest expense, net                           (3,557)    (7,109)
    Provision for losses on accounts receivable      2,653      2,482
    Change in fair value of derivative
     instruments                                   (18,462)   (11,230)
    (Gain) loss on sales of fixed assets, net          (92)      (878)
    (Increase) decrease in weather insurance
     contract                                        2,895         --
    Change in operating assets and liabilities     (76,320)   (19,822)
                                                 ---------- ----------

           Net cash used in operating activities   ($6,560)   $33,187
                                                 ========== ==========

                                                  Three Months Ended
                                                       March 31,
                                                 ---------------------
                                                   2007       2006
                                                 ---------- ----------
Home heating oil gallons sold (millions)             195.1      182.5


    (a) EBITDA was increased for the change in fair value of derivative instruments by $18.5 million and $11.2 million, respectively, for the three months ended March 31, 2007 and March 31, 2006.



                       SUPPLEMENTAL INFORMATION
----------------------------------------------------------------------

               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       RECONCILIATION OF EBITDA

                                                  Six Months Ended
                                                      March 31,
                                               -----------------------
                                                              2006
(in thousands)                                    2007     (restated)
                                               ----------- -----------
Income (loss) from continuing operations          $79,595     $26,072
Plus:
    Income tax expense                              3,910         690
    Amortization of debt issuance costs             1,141       1,273
    Interest expense, net                           6,871      13,791
    Depreciation and amortization expense          14,688      16,409
                                               ----------- -----------
        EBITDA(a)                                $106,205     $58,235

Add/(subtract)
    Income tax expense                             (3,910)       (690)
    Interest expense, net                          (6,871)    (13,791)
    Provision for losses on accounts
     receivable                                     4,605       4,459
    Change in the fair value of derivative
     instruments                                  (12,147)     29,333
    (Gain) loss on sales of fixed assets, net        (339)       (451)
    Increase in weather insurance contract         (4,305)         --
    Change in operating assets and liabilities   (110,683)   (157,346)
                                               ----------- -----------

         Net cash used in operating activities   ($27,445)   ($80,251)
                                               =========== ===========

                                                  Six Months Ended
                                                      March 31,
                                               -----------------------
                                                  2007        2006
                                               ----------- -----------
Home heating oil gallons sold (millions)            294.3       313.7


    (a) EBITDA was increased for the change in fair value of derivative instruments by $12.1 million for the six months ended March 31, 2007 and was reduced by $29.3 million for the six months ended March 31, 2006.

    CONTACT: Star Gas Partners
             Investor Relations
             203-328-7310
             or
             Jaffoni & Collins Incorporated
             Robert Rinderman / Steven Hecht, 212-835-8500
             SGU@jcir.com